Exhibit 23.1

Tel: +61 2 9286 5555 Fax: +61 2 9286 5599 www.bdo.com.au	Level 19, 2 Market St Sydney NSW 2000 GPO Box 2551 Sydney NSW 2001 Australia
Global Traffic Network, Inc.
880 Third Avenue
New York, New York
UNITED STATES OF AMERICA
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of Global Traffic Network, Inc. of our reports dated September 15, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Global Traffic Network, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2010.

/s/ BDO Audit (NSW-VIC) Pty Ltd
BDO Audit (NSW-VIC) Pty Ltd
Sydney, NSW, Australia
February 28, 2011